                              SETTLEMENT AGREEMENT

         [INSERT NAME OF EMPLOYEE] (the "Employee") and Illinova Corporation (the "Company") have entered into a "Retention Agreement" dated [INSERT DATE OF RETENTION AGREEMENT]. For greater certainty as to certain compensation, payments, and benefits which may be provided under the Retention Agreement, the parties to the Retention Agreement wish to specifically identify such compensation, payments, and benefits at this time. Accordingly, the Employee and the Company agree that, effective November 19, 2000 (the "Effective Date"), the terms of this Settlement Agreement will apply, and the current section 1 of the Retention Agreement shall be without effect:

         1. SUBSTITUTE PAYMENT PROVISIONS. The Employee agrees that the compensation, payments, and benefits as described in Supplement A (the "Benefits Schedule") which is attached to and forms a part of this Settlement Agreement are in lieu of any and all compensation, payments, and benefits under section 1 of the Retention Agreement. (For purposes of this Settlement Agreement, the term "Settlement Agreement" shall include the Benefits Schedule.) By execution of this Settlement Agreement, the Employee waives any and all rights to the amounts that would have been payable under section 1 of the Retention Agreement absent this Settlement Agreement. The Employee acknowledges that the amounts payable to the Employee under this Settlement Agreement, and under the Retention Agreement as modified by this Settlement Agreement, are in excess of the amounts which would have been payable to the Employee under the Retention Agreement absent modification by this Settlement Agreement.

         2. ACCELERATION AUTHORIZED. The Employee authorizes the Company to accelerate, into calendar year 1999, payments that may otherwise have been payable after 1999 under Company compensation arrangements, including, without limitation, the Illinova Executive Incentive Compensation Plan, Illinova Long Term Incentive Compensation Plan, and the Supplemental Retirement Income Plan for Salaried Employees of Illinois Power Company (the "Supplemental Plan"), but not including the Company's health, life, or disability plans (which would not be accelerated), in accordance with determinations made by the Company. In addition, the Company may, in its sole discretion, accelerate severance payments that may otherwise be due to the Employee upon termination of employment under any agreement with the Company or any plan or arrangement maintained by the Company. The Company may, in its discretion, limit the amount accelerated on behalf of the Employee to the extent it determines that the acceleration would result in payments that would not be tax deductible by reason of section 162(m) of the Internal Revenue Code (relating to the $1 million limit on deductible compensation). If any payment otherwise due (or which may become due) to the Employee in a later year under the Retention Agreement, this Settlement Agreement, or any other Company compensation arrangement is accelerated into 1999 under this Settlement Agreement, there shall be a corresponding reduction in the Company's obligation to make payments to the Employee under that agreement or arrangement in the later year. As soon as practicable after such acceleration occurs, the Company will provide the Employee with a schedule of the amount of the acceleration and the specific compensation, benefits, and payments that were canceled as a result of the acceleration. Any obligation that is accelerated under any agreement or arrangement will be subject to a present value adjustment, and any obligation that is accelerated under the Supplemental Plan will be subject to an actuarial adjustment to reflect such acceleration.

         3. RESTRICTIONS ON ACCELERATION. If approved by the Board of Directors of the Company, the Company will endeavor to accelerate amounts into calendar year 1999 so that the Employee's benefits will not be reduced in accordance with the provisions of section 9 of the Retention Agreement, to the extent that the Company determines that such amounts would otherwise become due to the Employee in a later year. However, the Company and the Employee agree that the provisions of section 9 of the Retention Agreement shall continue to apply, notwithstanding the provisions of this Settlement Agreement.

         4. GOOD REASON. The Employee acknowledges that (i) entering into this Settlement Agreement does not constitute a change in compensation, perquisites, or benefits, does not constitute a change in the nature or scope of the Employee's authority, and does not otherwise constitute a basis for "Good Reason" under the Retention Agreement (as in effect both prior to and after amendment by this Settlement Agreement), and (ii) the amendment of the Retention Agreement by this Settlement Agreement does not constitute an amendment of the Retention Agreement (as in effect both prior to and after amendment by this Settlement Agreement) by the Company that adversely affects the Employee's rights under the Retention Agreement, and hereby waives any and all rights to assert the contrary.

         5. OTHER EMPLOYMENT. The Employee shall not be required to mitigate damages by seeking other employment or otherwise. Except as specifically provided in section A-1(b) of the Benefits Schedule with respect to termination of health coverage, life insurance coverage, and disability coverage upon the Employee's coverage under a plan or arrangement of the Employee's employer, the Company's obligations under this Settlement Agreement shall not be reduced in any way by reason of any compensation received by the Employee from sources other than the Company or the Affiliates after termination of Employee's employment with the Company. For purposes of this Settlement Agreement, the term "Affiliate" shall mean any "affiliate" of the Company as that term is defined in Rule 12b-2 under the Securities Exchange Act of 1934.

         6. OTHER COMPENSATION. Except for the covenants and agreements set forth in this Settlement Agreement, the Employee has received and will receive no additional compensation or any other type of remuneration from the Company in consideration of the elections and waivers made pursuant to this Settlement Agreement. Notwithstanding any provision of this Settlement Agreement or the Retention Agreement to the contrary, the benefits payable to the Employee under this Settlement Agreement shall be in lieu of, and not in addition to, any benefits to which the Employee might otherwise be entitled under any other severance plan or arrangement maintained by the Company. The acceleration of compensation under sections 2 and 3 will be disregarded for purposes of the Illinois Power Company Retirement Income Plan for Salaried Employees, the Supplemental Plan, and all other plans and arrangements, and will not increase the Employee's benefits under any such plan or arrangement. The Employee acknowledges that he or she will have no control over what the Company may do with the amounts, if any, waived pursuant to this Settlement Agreement.

         7. TAX RETURNS. The Employee agrees to employ PricewaterhouseCoopers to prepare his or her personal income tax returns for calendar years 1999 and 2000. The Company will reimburse the Employee for the cost of such preparation.

         8.  RIGHT OF REVOCATION.

(a) The Employee may revoke this Settlement Agreement by filing, prior to the Effective Date, with Kim B. Leftwich, Vice President, a written revocation signed by the Employee stating "I revoke my acceptance of the Settlement Agreement that would otherwise become effective November 19, 1999." Unless the Employee has revoked this Settlement Agreement by the Effective Date, and except as otherwise provided in section 8(b), this Settlement Agreement will become irrevocable on the Effective Date.

(b) If the Company does not accelerate in accordance with sections 2 and 3, then, for a period of 14 DAYS following the date written notice is provided to the Employee (by mailing to the Employee's last residence address indicated in the Company's records) of the Company's determination not to accelerate, the Employee shall be entitled to revoke this Settlement Agreement by filing, prior to the 15TH DAY following provision by the Company of such written notice a written revocation signed by the Employee stating "I revoke my acceptance of the Settlement Agreement that became effective January 31, 2000."

/s/ Larry F. Altenbaumer                               November 19, 1999
/s/ Paul L. Lang                                       November 15, 1999
/s/ Kim B. Leftwich                                    November 15, 1999
/s/ David W. Butts                                     November 18, 1999
/s/ Robert D. Reynolds                                 November 18, 1999
/s/ Robert A. Schultz                                  November 19, 1999
/s/ Cynthia G. Steward                                 November 10, 1999
/s/ Leah Manning Stetzner                              November 15, 1999
/s/ Eric B. Weekes                                     November 9, 1999
------------------------------------------------------------------------
     SIGNATURE                   PRINT NAME                   DATE

THIS FORM MUST BE RETURNED TO THE ILLINOIS POWER COMPANY, KIM B. LEFTWICH, VICE PRESIDENT, AT 500 SOUTH 27 STREET, DECATUR, ILLINOIS 62521, BY 5:00 P.M. ON NOVEMBER 19, 1999 AND SHALL BECOME IRREVOCABLE AT THAT TIME.

                                  Supplement A

                                BENEFITS SCHEDULE

         This Benefits Schedule is attached to and is a part of the Settlement Agreement between [INSERT NAME OF EMPLOYEE] (the "Employee") and Illinova Corporation (the "Company") dated January 31, 2000, and sets forth certain rights to compensation, benefits, and payments under the Retention Agreement between the Employee and the Company dated November 1999 (the "Retention Agreement"). The compensation, benefits, and payments under the Settlement Agreement (including this Benefits Schedule) shall be in lieu of any compensation, benefits, payments, or rights that would otherwise be provided under section 1 of the Retention Agreement in the absence of this Settlement Agreement.

A-1. SEVERANCE BENEFITS. If a Termination Event (as defined in the Retention Agreement) occurs, the Employee shall be entitled to the Severance Benefits described in this section A-1:

         (a) LUMP SUM PAYMENT. The Company shall, within 30 days after a Termination Event, make a lump sum cash payment to the Employee equal to the sum of:

         (i) thirty-six (36) months' salary at the greater of (I) the Employee's salary rate in effect on the date of the Change in Control, or (II) the Employee's salary rate in effect on the date Employee's employment with the Company terminates; PLUS

         (ii) three times the greater of (i) the annual bonus for the calendar year immediately prior to the calendar year in which the Employee's Termination Event occurs; or (ii) the annual bonus for the second calendar year prior to the calendar year in which the Employee's Termination Event occurs. For purposes of this section (ii):

                  (A) The annual bonus for calendar year 1998 shall be the Employee's award under the Illinova Executive Incentive Compensation Plan (the "Annual Incentive Plan") for the calendar year 1998, which award for purposes of this Settlement Agreement consists of the total cash payments actually made in 1999 which are attributable to the 1998 calendar year (including both the cash payment which is characterized as a Current Payment and the cash payment which is characterized as a Deferred Payment under the terms of the Annual Incentive Plan).

                  (B) The annual bonus for calendar year 1999 shall be the Employee's award under the Annual Incentive Plan for calendar year 1999 (which ordinarily would be paid in March, 2000, but may be paid in December 1999).

                  (C) The annual bonus for calendar year 2000, and for subsequent calendar years, shall be the Employee's award under the annual bonus plan for the performance period of that calendar year (regardless of when such bonus is paid).

         (b) WELFARE PLAN CONTINUATION. The Employee and his or her dependents shall be eligible for coverage under the health (including medical and dental) plan, life insurance plan, and disability plan (if any) provided to full-time employees of Illinois Power Company (or its successor) from time to time, subject to the same requirements and limitations as are applicable to full-time employees (including, without limitation, any requirement for employee contributions to pay premiums for such coverage). Eligibility for each of such health coverage, life insurance coverage, and disability coverage, respectively, shall continue until the earliest of:

         (i) The first day the Employee becomes eligible for health coverage, life insurance coverage, or disability coverage, respectively, under a plan or arrangement of the Employee's new employer.

         (ii) In the case of health coverage and life insurance coverage, if the Employee has attained age 50 but has not attained age 52 on the date of termination, the Employee's 55th birthday; and if the Employee has not attained age 50, or is older than age 52 on the date of termination, the three-year anniversary of the Employee's Termination Event. In the case of disability coverage, the three-year anniversary of the Employee's Termination Event.

         (iii)    The date the Employee attains age 65.

         Medical coverage provided under this section A-1(b) shall be counted towards the Company's obligation to provide coverage under the provisions of section 4980B of the Internal Revenue Code and section 601 of the Employee Retirement Income Security Act (sometimes referred to as "COBRA coverage").

         (c) SUPPLEMENTAL RETIREMENT ENHANCEMENT. Subject to the terms of the Illinois Power Company Retirement Income Plan for Salaried Employees (the "Qualified Retirement Plan") and the Supplemental Retirement Income Plan for Salaried Employees of Illinois Power Company (the "Supplemental Plan"), the Company shall provide a benefit to the Employee which, when added to the benefit earned by the Employee under the Qualified Retirement Plan and the Supplemental Plan as of his or her termination of employment, would equal the benefit he or she would have received under the Qualified Retirement Plan and the Supplemental Plan if:

         (i) the Employee's Service (for eligibility and vesting purposes) and the Employee's Credited Service (for benefit accrual purposes) were increased by three years;

         (ii) the Employee's age at termination of employment were deemed to be the earlier of (i) his or her age at the time of his or her termination of employment plus three years; or (ii) his or her age at the last day of the calendar month prior to the date on which benefit payments under the Qualified Plan commence (but not younger than his or her age at the time of termination of employment); and

         (iii) the benefits were based on the Employee's actual final average earnings (as determined in accordance with the terms of the Qualified Retirement Plan and the Supplemental Plan) on the Employee's termination and without regard to payments made pursuant to the Retention Agreement and this Settlement Agreement.

         (d) RETIREE WELFARE BENEFITS. If, either: (a) the Employee has attained age 50 but has not attained age 55 on the date of termination of employment, and the Employee's medical and life coverage under section A-1(b) of this Benefits Schedule are continued until the Employee attains age 55, or (b) the Employee has attained age 55 on or before the date of termination of employment, then the Employee and his or her dependents, if any, shall be eligible to participate in any benefit plans of the Company which provide health and life or similar benefits coverage as are then extended to employees of the Company electing early retirement at age 55 on the same terms and subject to the same conditions as are applicable to such employees; provided that such coverage shall not be furnished if the Employee waives coverage by giving written notice of waiver to the Company. Nothing in the Settlement Agreement (including this Benefits Schedule) shall be construed to limit the right which the Company otherwise has to amend or termination any health, life or other plan covering the Company's employees (or their dependents).

A-2. LONG-TERM INCENTIVE PAYMENT. If the Employee is employed through December 31, 1999 or the Employee's employment is terminated prior to that date by the Company without Cause (as defined in the Retention Agreement), and if the Employee is participating in the Illinova Long Term Incentive Compensation Plan (the "Long-Term Incentive Plan"), the Company shall provide the Employee with an award for each of the three performance periods currently in effect (January 1, 1999 through December 31, 1999; January 1, 1999 through December 31, 2000; and January 1, 1999 through December 31, 2001). The determination of the performance for the periods will be determined near the end of 1999, and will be equal to the performance figures available as of the date of such determination, with such performance deemed to have continued through the end of the performance periods, as determined by the Compensation Committee of the Board of Directors of the Company. The amount of the benefit payable under this section A-2 to the Employee for each of these performance periods shall be equal to the amount that would be payable on such performance for the entire period, but subject to a pro-rata reduction to reflect the portion of the performance period after December 31, 1999, in accordance with the following schedule:


--------------------------------------------------------------------------------------------------------------------
               For the Performance Period:                    The following percent of the total award that is
                                                               determined to be payable by the Company for the
                                                                        Performance Period shall be:
--------------------------------------------------------------------------------------------------------------------
        January 1, 1999 through December 31, 1999                                   100%
--------------------------------------------------------------------------------------------------------------------
        January 1, 1999 through December 31, 2000                                    50%
--------------------------------------------------------------------------------------------------------------------
        January 1, 1999 through December 31, 2001                                    33%
--------------------------------------------------------------------------------------------------------------------


         Except as provided in this section A-2, the Employee shall not be entitled to any amounts with respect to the Long-Term Incentive Plan for any period.

         A-3. Compensation Cessation. Except as otherwise specifically provided in this Settlement Agreement, or the provisions of Retention Agreement (excluding section 1 as in effect prior to amendment by this Settlement Agreement), the Employee shall not be eligible for any compensation or benefits for periods after the Employee's date of termination. Nothing in this Settlement Agreement or the Retention Plan shall be construed to give the Employee any right to be reemployed by the Company or an Affiliate after such termination of employment. However, the Employee, if reemployed, shall be eligible for such compensation and benefits, and shall be eligible for participation in such benefit plans and arrangements, with respect to any such reemployment as may be agreed upon by the Employee and the employer, and shall be subject to the terms that may be applicable to the Employee under any such plan or arrangement.